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                                                                                                                      EXHIBIT 12.1


                                                  THE CHARLES SCHWAB CORPORATION

                                        Computation of Ratio of Earnings to Fixed Charges
                                             (Dollar amounts in millions, unaudited)


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                                                                                    Year Ended December 31,

                                                                     2001          2000          1999          1998          1997
                                                                     ----          ----          ----          ----          ----
Earnings before taxes on earnings and extraordinary gain           $  135        $1,231        $1,099        $  678        $  531
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Fixed charges
   Interest expense:
      Brokerage client cash balances                                  696         1,076           701           580           481
      Deposits from banking clients                                   128           155           117           108           100
      Long-term debt                                                   55            55            33            30            25
      Short-term borrowings                                            27            20             8             9            16
      Stock-lending activities                                         17            40            32            37            37
      Other                                                             5             6             7            10             8
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            Total                                                     928         1,352           898           774           667
   Interest portion of rental expense                                  93            75            54            41            36
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      Total fixed charges (A)                                       1,021         1,427           952           815           703
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Earnings before taxes on earnings and extraordinary gain
   and fixed charges (B)                                           $1,156        $2,658        $2,051        $1,493        $1,234
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Ratio of earnings to fixed charges (B) divided by (A)(1)              1.1           1.9           2.2           1.8           1.8
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Ratio of earnings to fixed charges excluding
     brokerage client interest expense(2)                             1.4           4.5           5.4           3.9           3.4
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(1)The ratio of earnings to fixed charges is calculated in accordance with SEC requirements.  For such purposes,  "earnings" consist of earnings before taxes on earnings and  extraordinary  gain and fixed charges.  "Fixed charges"  consist of interest expense as listed above, including one-third of rental expense, which is estimated to be representative of the interest factor.

(2)Because interest expense  incurred in connection with payables to brokerage  clients is completely  offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense.  Accordingly,  the ratio of earnings to fixed charges  excluding  brokerage  client interest  expense  reflects the elimination of such interest expense as a fixed charge.

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